Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
November 4, 2020	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2021 Results

Double-Digit Net Sales and Gross Profit Growth Driven by the Reinhart Acquisition;

Market Share Gains in the Foodservice Segment

First-Quarter Fiscal 2021 Highlights

•	Total case volume grew 8.9%
•	Net sales increased 12.9% to $7.0 billion
•	Gross profit improved 14.6% to $815.5 million
•	Net loss of $0.7 million
•	Adjusted EBITDA increased 5.9% to $135.2 million[1]
•	Diluted loss per share of $0.01
•	Adjusted Diluted earnings per share (“EPS”) declined 56.1% to $0.25[1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its first-quarter fiscal 2021 business results.

“I am very pleased with our first-quarter results as the organization continues to take market share and prove its resiliency,” said George Holm, PFG’s Chairman, President & Chief Executive Officer. “Our Foodservice segment once again outperformed the industry, particularly in the independent restaurant channel. The integration of Reinhart has progressed smoothly and Vistar, despite its exposure to some of the hardest hit channels, has remained profitable due to strength in the convenience store channel. Our associates are engaged and winning new business every day, solidifying our position in the food distribution industry. Our organization has done an outstanding job managing costs and the balance sheet to put us in a strong financial position for the current operating environment.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

First-Quarter Fiscal 2021 Financial Summary

Total case volume increased 8.9% for the first quarter of fiscal 2021 compared to the prior year period. Total case volume included Reinhart Foodservice, LLC (“Reinhart”) and a 28.0% increase in independent cases. Excluding the impact of the Reinhart acquisition, case volume declined 17.5% and independent cases declined 6.3% in the first quarter of fiscal 2021 compared to the prior year period.

Net sales for the first quarter of fiscal 2021 grew 12.9% to $7.0 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Reinhart, partially offset by the effects of the novel coronavirus (“COVID-19”) pandemic.  The acquisition of Reinhart contributed $1,457.5 million to net sales for the first three months of fiscal 2021. Overall food cost inflation was approximately 1.5%.

Gross profit for the first quarter of fiscal 2021 increased 14.6% to $815.5 million as compared to the prior year period. The gross profit increase was led by the acquisition of Reinhart, partially offset by the current environment surrounding the outbreak of COVID-19.  For the first three months of fiscal 2021, the Company recorded a total of $11.9 million of inventory write-offs primarily as a result of the impact of COVID-19 on our operations, which is a $5.7 million increase from the first three months of fiscal 2020. Gross margin as a percentage of net sales was 11.6% for the first quarter of fiscal 2021 compared to 11.4% for the prior year period.

Operating expenses rose by 20.3% to $779.7 million in the first quarter of fiscal 2021 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Reinhart. In the first quarter of fiscal 2021, the Company recorded a benefit of $2.7 million related to reserves for expected credit losses as compared to bad debt expense of $3.6 million for the first quarter of 2020.  The increase in operating expenses was partially offset by decreases in personnel expenses, fuel expense, travel expenses, professional fees, and contingent consideration accretion expense compared to the prior year period.

The first quarter of fiscal 2021 resulted in a net loss of $0.7 million compared to net income of $36.1 million in the prior year period.  The decline was primarily a result of the $27.7 million decrease in operating profit and a $21.5 million increase in interest expense, partially offset by a $11.4 million decrease in income tax expense. The effective tax rate in the first quarter of fiscal 2021 was approximately 64.7% compared to 21.9% in the first quarter of fiscal 2020. The increase in the tax rate was due to the increase of non-deductible expenses and discrete items as a percentage of book income, which was significantly lower than the book income for the prior year period.

EBITDA increased 12.0% to $118.9 million in the first quarter of fiscal 2021 compared to the prior year period. For the quarter, Adjusted EBITDA rose 5.9% to $135.2 million compared to the prior year period.

Diluted loss per share was $0.01 in the first quarter of fiscal 2021 compared to diluted EPS of $0.34 in the prior year period. Adjusted Diluted EPS decreased 56.1% to $0.25 per share in the first quarter compared to Adjusted Diluted EPS of $0.57 per share in the prior year period.

Cash Flow and Capital Spending

In the first quarter of fiscal 2021, PFG used $132.0 million in cash flow from operating activities compared to $84.2 million of cash flow provided by operating activities in the prior year period.  The decline in cash flow from operating activities was largely driven by the payment of $117.3 million contingent consideration related to the acquisition of Eby-Brown Company LLC and investments in working capital. For the first quarter of fiscal 2021, PFG invested $40.8 million in capital expenditures, an increase of $18.0 million versus the prior year period.  PFG delivered negative free cash flow of $172.8 million1 compared to positive free cash flow of $61.4 million versus the prior year period.

First-Quarter Fiscal 2021 Segment Results

Foodservice

First-quarter net sales for Foodservice increased 28.1% to $5.0 billion compared to the prior year period. This increase in net sales was driven by the Reinhart acquisition, as well as an increase in selling price per case as a result of inflation. Reinhart contributed $1,457.5 million of net sales during the first three months of fiscal 2021. For the first quarter of fiscal 2021, independent sales as a percentage of total segment sales were 35.5%.

First-quarter EBITDA for Foodservice increased 50.2% to $156.2 million compared to the prior year period. Gross profit increased 33.1% in the first quarter of fiscal 2021 compared to the prior year period as a result of the Reinhart acquisition. The increase was partially offset by the decline in case volume and net sales discussed above. For the first three months of fiscal 2021, Foodservice recorded $8.1 million of inventory write-offs primarily due to the impact of COVID-19, which is an increase of $2.8 million over the prior year. Operating expenses, excluding depreciation and amortization, for Foodservice increased 28.6% for the first three months of fiscal 2021 compared to the prior year period as a result of the acquisition of Reinhart. In the first quarter of fiscal 2021, Foodservice recorded a benefit of $6.2 million related to reserves for expected credit losses compared to bad debt expense of $2.8 million for the first quarter of fiscal 2020. The increase in operating expenses was also partially offset by decreases in personnel and fuel expenses as compared to the prior year period.

Vistar

For the first quarter of fiscal 2021, net sales for Vistar decreased 13.2% to $2.0 billion compared to the prior year period. This decrease was driven by the continued economic effects of the COVID-19 pandemic.

First-quarter EBITDA for Vistar decreased 77.3% to $11.7 million versus the prior year period. Gross profit decline of 29.6% for the first quarter of fiscal 2021 compared to the prior year period was fueled by the current economic environment due to COVID-19. For the first three months of fiscal 2021, Vistar recorded $3.8 million of inventory write-offs primarily as a result of the current economic environment due to COVID-19, which is an increase of $2.8 million compared to the prior year period. Operating expenses decreased primarily as a result of the decrease in sales volume, decreases in personnel and fuel expenses, and a reduction in contingent consideration accretion expense as compared to the prior year period. In the first quarter of fiscal 2021, Vistar recorded a total of $3.5 million of bad debt expense related to expected credit losses for customer receivables due to the impact of COVID-19, which represents an increase of $2.7 million compared to the first quarter of fiscal 2020.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on November 4, 2020 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Reinhart and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•

the impact of the COVID-19 pandemic on the global markets, the restaurant industry, and our business specifically has had and is expected to continue to have a material adverse effect on our results of operations;

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;

•	if the products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;

•	negative media exposure and other events that damage our reputation;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting;
•

the possibility that the expected synergies and value creation from the acquisition of Reinhart Foodservice L.L.C. (“Reinhart”) will not be realized or will not be realized within the expected time period; and

•	the risk that, as a result of the recent Reinhart acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended September 26, 2020	Three months ended September 28, 2019
Net sales	$7,046.8	$6,243.0
Cost of goods sold	6,231.3	5,531.6
Gross profit	815.5	711.4
Operating expenses	779.7	647.9
Operating profit	35.8	63.5
Other expense, net:
Interest expense, net	38.8	17.3
Other, net	(1.0)	—
Other expense, net	37.8	17.3
(Loss) income before taxes	(2.0)	46.2
Income tax (benefit) expense	(1.3)	10.1
Net (loss) income	$(0.7)	$36.1
Weighted-average common shares outstanding:
Basic	131.7	104.0
Diluted	131.7	105.6
(Loss) earnings per common share:
Basic	$(0.01)	$0.35
Diluted	$(0.01)	$0.34

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of September 26, 2020	As of June 27, 2020
ASSETS
Current assets:
Cash	$417.2	$420.7
Accounts receivable, less allowances of $80.1 and $86.7	1,284.2	1,258.6
Inventories, net	1,523.9	1,549.4
Income taxes receivable	164.0	156.5
Prepaid expenses and other current assets	79.6	68.7
Total current assets	3,468.9	3,453.9
Goodwill	1,349.5	1,353.0
Other intangible assets, net	887.5	918.6
Property, plant and equipment, net	1,512.3	1,479.0
Operating lease right-of-use assets	445.3	441.2
Restricted cash and other assets	76.4	74.0
Total assets	$7,739.9	$7,719.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,563.0	$1,718.4
Accrued expenses and other current liabilities	496.9	678.0
Long-term debt – current installments	108.3	107.6
Finance lease obligations-current installments	36.1	30.3
Operating lease obligations-current installments	83.6	84.4
Total current liabilities	2,287.9	2,618.7
Long-term debt	2,551.4	2,249.3
Deferred income tax liability, net	121.2	115.6
Finance lease obligations, excluding current installments	200.8	185.7
Operating lease obligations, excluding current installments	369.7	362.4
Other long-term liabilities	188.2	177.4
Total liabilities	5,719.2	5,709.1
Total shareholders’ equity	2,020.7	2,010.6
Total liabilities and shareholders’ equity	$7,739.9	$7,719.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three months ended September 26, 2020	Three months ended September 28, 2019
Cash flows from operating activities:
Net (loss) income	$(0.7)	$36.1
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and intangible asset amortization	82.1	42.7
Provision for losses on accounts receivables	(2.0)	4.1
Non-cash activities	10.7	3.2
Changes in operating assets and liabilities, net:
Accounts receivable	(23.6)	(3.7)
Inventories	25.5	(54.3)
Income taxes receivable	(7.5)	12.0
Prepaid expenses and other assets	(15.1)	0.9
Trade accounts payable and outstanding checks in excess of deposits	(155.3)	38.4
Accrued expenses and other liabilities	(46.1)	4.8
Net cash (used in) provided by operating activities	(132.0)	84.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(40.8)	(22.8)
Other	6.1	0.3
Net cash used in investing activities	(34.7)	(22.5)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	301.0	(49.0)
Borrowing of Notes due 2027	—	1,060.0
Payments under finance lease obligations	(8.0)	(4.6)
Cash paid for acquisitions	(135.6)	(0.5)
Proceeds from exercise of stock options and employee stock purchase plan	10.3	1.4
Cash paid for shares withheld to cover taxes	(4.2)	(5.9)
Other	(0.3)	(1.1)
Net cash provided by financing activities	163.2	1,000.3
Net increase in cash and restricted cash	(3.5)	1,062.0
Cash and restricted cash, beginning of period	431.8	25.4
Cash and restricted cash, end of period	$428.3	$1,087.4

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of September 26, 2020	As of June 27, 2020
Cash	$417.2	$420.7
Restricted cash(1)	11.1	11.1
Total cash and restricted cash	$428.3	$431.8

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Three months ended September 26, 2020	Three months ended September 28, 2019
Cash paid during the year for:
Interest	$10.8	$11.9
Income taxes, net of refunds	0.7	2.5

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	September 26, 2020	September 28, 2019	Change	%
Net (loss) income (GAAP)	$(0.7)	$36.1	$(36.8)	(101.9)
Interest expense, net	38.8	17.3	21.5	124.3
Income tax (benefit) expense	(1.3)	10.1	(11.4)	(112.9)
Depreciation	52.8	33.9	18.9	55.8
Amortization of intangible assets	29.3	8.8	20.5	233.0
EBITDA (Non-GAAP)	118.9	106.2	12.7	12.0
Non-cash items (A)	11.0	7.0	4.0	57.1
Acquisition, integration & reorganization charges (B)	4.5	11.6	(7.1)	(61.2)
Productivity initiatives and other adjustment items (C)	0.8	2.9	(2.1)	(72.4)
Adjusted EBITDA (Non-GAAP)	$135.2	$127.7	$7.5	5.9

Diluted earnings per share (GAAP)	$(0.01)	$0.34	$(0.35)	(102.9)
Impact of amortization of intangible assets	0.22	0.09	0.13	144.4
Impact of non-cash items	0.08	0.06	0.02	33.3
Impact of acquisition, integration & reorganization charges	0.04	0.11	(0.07)	(63.6)
Impact of productivity initiatives and other adjustment items	0.01	0.03	(0.02)	(66.7)
Tax impact of above adjustments	(0.09)	(0.06)	(0.03)	50.0
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.25	$0.57	$(0.32)	(56.1)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.7 million and $4.4 million for the first quarter of fiscal 2021 and the first quarter of fiscal 2020, respectively. In addition, this includes increases in the last-in-first-out (“LIFO”) reserve of $5.1 million for Foodservice and $3.6 million for Vistar for the first quarter of fiscal 2021 compared to increases of $1.6 million for Foodservice and $1.0 for Vistar for the first quarter of fiscal 2020.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of professional fees and related expenses associated with productivity initiatives, amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement.

(In millions)	Three months ended September 26, 2020	Three months ended September 28, 2019
Net cash provided by operating activities (GAAP)	$(132.0)	$84.2
Purchases of property, plant and equipment	(40.8)	(22.8)
Free cash flow (Non-GAAP)	$(172.8)	$61.4

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	September 26, 2020	September 28, 2019	Change	%
Foodservice	$5,036.4	$3,930.9	$1,105.5	28.1
Vistar	2,006.3	2,311.1	(304.8)	(13.2)
Corporate & All Other	100.9	80.0	20.9	26.1
Intersegment Eliminations	(96.8)	(79.0)	(17.8)	(22.5)
Total net sales	$7,046.8	$6,243.0	$803.8	12.9

EBITDA

	Three Months Ended
	September 26, 2020	September 28, 2019	Change	%
Foodservice	$156.2	$104.0	$52.2	50.2
Vistar	11.7	51.5	(39.8)	(77.3)
Corporate & All Other	(49.0)	(49.3)	0.3	0.6
Total EBITDA	$118.9	$106.2	$12.7	12.0